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                                                                    Exhibit 1.d.

                             ARTICLES SUPPLEMENTARY
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                            MARKET STREET FUND, INC.

The Market Street Fund, Inc., a Maryland corporation having its principal office in Maryland at 32 South Street, Baltimore, Maryland 21202 (hereinafter referred to as the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

     FIRST: Pursuant to the authority and powers contained in Article V of the Corporation's Articles of Incorporation, the Corporation's Board of Directors, at a meeting duly convened and held on February 26, 1996 adopted a resolution classifying five million (5,000,000) of the shares of the Corporation's common stock, par value one cent ($0.01) per share, authorized by Article V, but not classified thereby or prior hereto, as shares of a class of the Corporation's common stock, designated by such resolution as the Sentinel Growth Class and classifying five million (5,000,000) of the shares of the Corporation's common stock, par value one cent ($0.01) per share, authorized by Article V, but not classified thereby or prior hereto, as shares of a class of the Corporation's common stock, designated by such resolution as the Common Stock Class.

     SECOND: The shares of said Sentinel Growth class and Common Stock class shall have the powers, preferences and rights, and be subject to the qualifications, limitations and restrictions set forth in Section 5.6 of the Articles of Incorporation.

     IN WITNESS WHEREOF, the Market Street Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the 29th day of August, 1996.

                                        Market Street Fund, Inc.



Attest: /s/ Linda E. Smith              By: /s/ Stanley R. Reber
        --------------------------          --------------------------
        Secretary                           President

The undersigned President of Market Street Fund, Inc., who executed on behalf of said corporation the foregoing Articles Supplementary to said corporation's Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, that the foregoing Articles Supplementary are the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalty of perjury.

                                        By: /s/ Stanley R. Reber
                                            --------------------------
                                            President